Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Interpublic Group of Companies, Inc. of our report dated March 12, 2004, relating to the financial statements, which appears in The Interpublic Group of Companies, Inc.‘s Current Report on Form 8-K dated May 26, 2004. We also consent to the incorporation by reference of our report dated March 12, 2004 relating to the financial statement schedule, which appears in The Interpublic Group of Companies, Inc.‘s Current Report on Form 8-K dated May 26, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
May 26, 2004